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                          PECO ENERGY TRANSITION TRUST,

                                     Issuer

                                       and


                              THE BANK OF NEW YORK,

                                  Bond Trustee



                         ------------------------------


                                SERIES SUPPLEMENT

                           Dated as of March 25, 1999


                         ------------------------------


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
                                                                               1


                    SERIES SUPPLEMENT dated as of March 25, 1999 (this
               "Supplement"), by and between PECO ENERGY TRANSITION TRUST, a Delaware statutory business trust (the "Issuer"), and THE BANK OF NEW YORK, a New York banking corporation (the "Bond Trustee"), as Bond Trustee under the Indenture dated as of March 1, 1999, between the Issuer and the Bond Trustee (the "Indenture").


                              PRELIMINARY STATEMENT

     Section 9.01 of the Indenture provides, among other things, that the Issuer and the Bond Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of a Series of Transition Bonds and specifying the terms thereof. The Issuer has duly authorized the execution and delivery of this Supplement and the creation of a Series of Transition Bonds with an initial aggregate principal amount of $4,000,000,000 to be known as the Issuer's Transition Bonds, Series 1999-A (the "Series 1999-A Transition Bonds"). All acts and all things necessary to make the Series 1999-A Transition Bonds, when duly executed by the Issuer and authenticated by the Bond Trustee as provided in the Indenture and this Supplement and issued by the Issuer, the valid, binding and legal obligations of the Issuer and to make this Supplement a valid and enforceable supplement to the Indenture have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly and lawfully authorized. The Issuer and the Bond Trustee are executing and delivering this Supplement in order to provide for the Series 1999-A Transition Bonds.

     In order to secure the payment of principal of and interest on the Series 1999-A Transition Bonds issued and to be issued under the Indenture and/or any Series Supplement, the Issuer hereby Grants to the Bond Trustee as trustee for the benefit of the Holders of the Transition Bonds from time to time issued and outstanding, all of the Issuer's right, title and interest in and to (a) the Intangible Transition Property transferred by the Seller to the Issuer from time to time pursuant to the Sale Agreement and all proceeds thereof, (b) the Sale Agreement except for Section 5.01 thereof solely to the extent such Section provides for indemnification of the Issuer, (c) all Bills of Sale delivered by the Seller pursuant to the Sale Agreement, (d) the Servicing Agreement except for Section 5.02(b) thereof solely to the extent such Section provides for indemnification of the Issuer, (e) the Collection Account and all amounts on deposit therein from time to time, (f) all Swap Agreements with respect to the Series 1999-A Transition Bonds, (g) all other property of whatever kind owned from time to time by the Issuer including all accounts, accounts receivable and chattel paper, (h) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and (i) all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, general intangibles, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind, and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing (collectively, the "Collateral").

     To have and to hold in trust to secure the payment of principal of and premium, if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts due and owing to the Bond Trustee) owing in respect of, the Transition Bonds equally and ratably without prejudice, preference, priority or distinction, except as expressly provided in the Indenture or any Series Supplement and to secure performance by the Issuer of all of the Issuer's obligations under the Indenture and all Series Supplements with respect to the Transition Bonds, all as provided in the Indenture.

     The Bond Trustee, as trustee on behalf of the Holders of the Transition Bonds, acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof and agrees to perform its duties required in the Indenture and this Supplement.

     SECTION 1. Definitions. (a) Article One of the Indenture provides that the meanings of certain defined terms used in the Indenture shall, when applied to the Transition Bonds of a particular Series, be as defined in Article One but with such additional provisions as are specified in the related Series Supplement. With respect to the Series 1999-A Transition Bonds, the following definitions shall apply:


     "Adjustment Date" shall mean initially each August 12th, until February 14, 2008 and on such date and thereafter, the 14th day of each month.

     "Authorized Initial Denominations" shall mean $1,000 and integral multiples thereof.

     "Bond Rate" has the meaning set forth in Section 3 of this Supplement.

     "Calculation Date" means initially each May 14th, until January 14, 2008 and on such date and thereafter the 14th day of each month.

     "Calculation Period" means the period from and including the preceding payment date under the applicable Swap Agreement (or, in the case of the first period, from and including March 25, 1999) to and excluding the next payment date under such Swap Agreement.

     "Class Termination Date" means, with respect to any Class of the Series 1999-A Transition Bonds, the termination date therefor, as specified in Section 3 of this Supplement.

     "Expected Amortization Schedule" means Schedule A to this Supplement.

     "Expected Final Payment Date" means, with respect to any Class of the Series 1999-A Transition Bonds, the expected final payment date therefor, as specified in Section 3 of this Supplement.

     "Interest Accrual Period" means, with respect to any Payment Date, the period from and including the preceding Payment Date (or, in the case of the first Payment Date, from and including the Series Issuance Date) to and excluding such Payment Date.

     "Interest Determination Date" means, with respect to any payment date under the applicable Swap Agreement, the day two London Banking Days prior to such payment date or, in the case of the first payment date, the Series Issuance Date.

     "LIBOR" means LIBOR determined as specified in Section 3(b) of this Supplement.

     "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Monthly Allocated Interest Balance" has the meaning set forth in Section 4(e) of this Supplement.

     "Monthly Allocated Principal Balance" has the meaning set forth in Section 4(e) of this Supplement.

     "Overcollateralization Amount" has the meaning set forth in Section 4(e) of this Supplement.

     "Payment Date" has the meaning set forth in Section 4(a) of this Supplement.

     "Record Date" shall mean, with respect to any Payment Date, the close of business on the day prior to such Payment Date.

     "Series Issuance Date" has the meaning set forth in Section 2(b) of this Supplement.

     "Series Termination Date" has the meaning set forth in Section 3 of this Supplement.

     "Servicing Fee Rate" shall mean 0.25% per annum so long as ITC Charges are included in electric bills otherwise sent to Customers or, if ITC Charges are not included in such bills, 1.50% per annum.

     (b) All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise.

     SECTION 2. Designation; Series Issuance Dates. (a) Designation. The Series 1999-A Transition Bonds shall be designated generally as the Issuer's Transition Bonds, Series 1999-A and further denominated as Classes A-1 through A-7.

     (b) Series Issuance Date. The Series 1999-A Transition Bonds that are authenticated and delivered by the Bond Trustee to or upon the order of the Issuer on March 25, 1999 (the "Series Issuance Date") shall have as their date of authentication March 25, 1999. Each other Series 1999-A Transition Bond shall be dated the date of its authentication.

     SECTION 3. Initial Principal Amount; Bond Rate; Expected Final Payment Date; Series Termination Date; Class Termination Dates; Determination of LIBOR; Calculation of Interest Due. (a) The Transition Bonds of each Class of the Series 1999-A Transition Bonds shall have the initial principal amounts, bear interest at the rates per annum and shall have Expected Final Payment Dates and Class Termination Dates as set forth below:


                 Initial
                Principal              Bond                  Expected Final                  Class
Class             Amount               Rate                   Payment Date              Termination Date
-----             ------               ----                   ------------              ----------------
A-1               244,470,272          5.48%                 March 1, 2001               March 1, 2003
A-2               275,371,325          5.63%                 March 1, 2003               March 1, 2005
A-3               667,000,000     LIBOR + 0.125%             March 1, 2004               March 1, 2006
A-4               458,518,647          5.80%                 March 1, 2005               March 1, 2007
A-5               464,600,000     LIBOR + 0.200%           September 1, 2007             March 1, 2009
A-6               993,386,331          6.05%                 March 1, 2007               March 1, 2009
A-7               896,653,425          6.13%               September 1, 2008             March 1, 2009


     The Bond Rate for Classes A-1, A-2, A-4, A-6 and A-7 shall be computed on the basis of a 360-day year of twelve 30-day months. The Bond Rate for Classes A-3 and A-5 shall be computed on the basis of the actual number of days from the preceding Payment Date, to but excluding the next Payment Date, divided by 360, for so long as the related Swap Agreement is in effect and any payments due thereunder from the applicable Counterparty are being received by the Issuer and otherwise on the basis of a 360-day year of twelve 30-day months at a Bond Rate for Classes A-3 and A-5 of 6.577% and 6.9425%, respectively. In the event that a Swap Agreement terminates, the Bond Rate for the affected Class shall permanently convert to the applicable foregoing rate.

     (b) Determination of LIBOR. So long as the Swap Agreement related to Classes A-3 or A-5, as applicable, is in effect and any payments due thereunder from the applicable Counterparty are being received by the Issuer, the applicable Counterparty will determine LIBOR for the Calculation Period corresponding to each Interest Accrual Period and provide such calculation to the Servicer for use in calculating the Bond Rate for Classes A-3 and A-5 as applicable in accordance with the following provisions:

          (i) On the Interest Determination Date immediately preceding the first day of each Calculation Period, each Counterparty will determine LIBOR based on the offered rate for deposits in U.S. dollars for the six-month period commencing on the first day of such Calculation Period that appears on the page

     USD-LIBOR-BBA, of the Dow Jones Telerate Service as of 11:00 a.m., London time, on such Interest Determination Date (such display page being the "Telerate Page"). Notwithstanding the foregoing, if no offered rate appears, LIBOR for such Calculation Period will be determined as described in clause (ii) below.

          (ii) With respect to an Interest Determination Date on which no offered rate appears on the Telerate Page, each Counterparty will request the principal London office of each of four major banks in the London interbank market, selected by such Counterparty, to provide such Counterparty with its offered quotation for six-month deposits in U.S. dollars for the applicable Calculation Period, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are provided, LIBOR for the relevant Calculation Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Calculation Period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in the City of New York, on such Interest Determination Date by three major banks in the City of New York selected by such Counterparty for loans in U.S. dollars to leading European banks, for the Calculation Period commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time.

     (c) Calculation of Interest Due. So long as the Swap Agreement related to Classes A-3 or A-5, as applicable, is in effect and any payments due thereunder from the applicable Counterparty are being received by the Issuer, on or prior to each Payment Date, the Servicer, using LIBOR as determined by the applicable Counterparty, will calculate the amount of interest payable on Classes A-3 and A-5, as applicable, for the relevant Interest Accrual Period. Interest payments on such Classes will be made in an amount equal to the product of (i) the actual number of days in the related Interest Accrual Period divided by 360, (ii) the applicable Bond Rate and (iii) the principal balance of the relevant Class as of the close of business on the preceding Payment Date (or, in the case of the first Payment Date, as of the Series Issuance Date). There will be no minimum or maximum Bond Rate.

     SECTION 4. Payment Dates; Expected Amortization Schedule for Principal; Interest; Overcollateralization Amount; Monthly Allocated Balances. (a) Payment Dates. The Payment Dates for each Class of the Series 1999-A Transition Bonds are March 1 and September 1 of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on September 1, 1999 and continuing until the earlier of repayment of such Class in full and the applicable Class Termination Date.

     (b) Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing and the unpaid principal amount of all Series of Transition Bonds has been declared to be due and payable together with accrued and unpaid interest thereon, on each Payment Date, the Bond Trustee shall distribute to the Series 1999-A Transition Bondholders of record as of the related Record Date amounts payable in respect of the Series 1999-A Transition Bonds pursuant to Section 8.02(e) of the Indenture as principal, in accordance with the Expected Amortization Schedule. To the extent that more than one Class of the Series 1999-A Transition Bonds is to receive payments of principal in accordance with the Expected Amortization Schedule on any Payment Date, such amounts will be allocated pro rata between such Classes based on the principal scheduled to be paid to such Classes in accordance with the Expected Amortization Schedule on such Payment Date; provided, however, that if one or more Classes did not receive principal on the prior Payment Date and as a result their Class Principal Balance was not reduced to the balance indicated in the Expected Amortization Schedule on such Payment Date, then such Classes will be
(i) allocated funds from the Series 1999-A Subaccount to make up such shortfalls prior to any Classes receiving funds in respect of principal scheduled to be paid on the current Payment Date and (ii) allocated funds from the Series 1999-A Subaccount in respect of prior shortfalls on a pro rata basis based on the amount of such shortfalls; provided, however, that other than in the event of a redemption in no event shall a principal payment pursuant to this Section 4(b) on any Class on a Payment Date be greater than the amount that reduces the Outstanding Amount of such Class of Series 1999-A Transition Bonds to the amount specified in the Expected Amortization Schedule which is attached as Schedule A hereto for such Class and Payment Date.

     (c) Interest. Interest will be payable on each Class of the Series 1999-A Transition Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Bond Rate and (ii) the Outstanding Amount of the related Class of Transition Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the holders of the related Class of Series 1999-A Transition Bonds on such preceding Payment Date; and provided, further, that with respect to the initial Payment Date or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Series Issuance Date to, but excluding, the following Payment Date.

     (d) Overcollateralization Amount. The Overcollateralization Amount for the Series 1999-A Transition Bonds shall be $80,000,000.

     (e) Monthly Allocated Balances. The Monthly Allocated Interest Balance and Monthly Allocated Principal Balance for any Monthly Allocation Date and the Series 1999-A Transition Bonds shall be as set forth in Schedule B hereto.

     Not later than each Schedule Revision Date, the Issuer shall deliver to the Bond Trustee replacement Schedules A and B hereto, adjusted to reflect the event giving rise to such Schedule Revision Date and setting forth the Expected Amortization Schedule for each Payment Date and the Monthly Allocated Interest Balance and Monthly Allocated Principal Balance for each Monthly Allocation Date; provided, however, that no such replacement schedules shall be required if the event giving rise to such Schedule Revision Date is a redemption of the Series 1999-A Transition Bonds in whole.

     SECTION 5. Authorized Initial Denominations. The Series 1999-A Transition Bonds shall be issuable in the Authorized Initial Denominations.

     SECTION 6. Redemption. (a) Mandatory Redemption. The Series 1999-A Transition Bonds shall not be subject to mandatory redemption except as provided in Section 10.02 of the Indenture in the event that the Issuer receives Liquidated Damages.

     (b) Optional Redemption. The Issuer may, at its sole option, redeem the Series 1999-A Class A-3 and A-5 Transition Bonds in whole or from time to time in part on any Payment Date on or after March 1, 2001, at a Redemption Price equal to the principal amount thereof plus interest at the applicable Bond Rate accrued to the Redemption Date pursuant to Section
10.01 of the Indenture. The Series 1999-A Transition Bonds of all other Classes shall not be subject to optional redemption by the Issuer except that the Series 1999-A Transition Bonds may be redeemed in whole at a Redemption Price equal to the principal amount thereof plus interest at the applicable Bond Rate accrued to the Redemption Date on any Payment Date on which the Outstanding Amount thereof (after giving effect to payments that would otherwise be made on such Payment Date) has been reduced to less than 5% of the initial principal balance thereof.

     SECTION 7. Credit Enhancement. No credit enhancement (other than the Overcollateralization Amount) is provided for the Series 1999-A Transition Bonds.

     SECTION 8. Swap Agreements. The Issuer has entered into Swap Agreements with Goldman Sachs Mitsui Marine Derivative Products, L.P. and Citibank, N.A., New York for the benefit of Classes A-3 and A-5 respectively. In the event that the Issuer is permitted to terminate either such Swap Agreement pursuant to the terms thereof, the Class A-3 or Class A-5 Transition Bondholders, as applicable, may vote to do so in accordance with the provisions of Section 3.22(b) of the Indenture.

     SECTION 9. Delivery and Payment for the Series 1999-A Transition Bonds; Form of the Series 1999-A Transition Bonds. The Bond Trustee shall deliver the Series 1999-A Transition Bonds to the Issuer when authenticated in accordance with Section 2.02 of the Indenture. The Series 1999-A Transition Bonds of each Class shall be in the form of Exhibits A-1 through A-7 hereto.

     SECTION 10. Confirmation of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken, and construed as one and the same instrument.

     SECTION 11. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     SECTION 12. Governing Law. This Supplement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     SECTION 13. Issuer Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Bond Trustee on the Transition Bonds or under this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) any owner of a beneficial interest in the Issuer or (ii) any partner, owner, beneficiary, agent, officer, director or employee of the Bond Trustee, any holder of a beneficial interest in the Issuer or the Bond Trustee or of any successor or assign of the Bond Trustee, except as any such Person may have expressly agreed (it being understood that none of the Bond Trustee's obligations are in its individual capacity).

     IN WITNESS WHEREOF, the Issuer and the Bond Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the first day of the month and year first above written.



                                          PECO ENERGY TRANSITION TRUST,

                                          by First Union Trust Company,
                                             National Association, not in
                                             its individual capacity but
                                             solely as Issuer Trustee,
                                             Delaware Trustee and
                                             Independent Trustee

                                            by /s/ Edward L. Truitt, Jr.
                                               ---------------------------
                                                Name: Edward L. Truitt, Jr.
                                                Title: Vice President


                                           THE BANK OF NEW YORK, not in
                                           its individual capacity but
                                           solely as Bond Trustee on
                                           behalf of the Transition
                                           Bondholders,

                                            by /s/ Cheryl L. Laser
                                                ----------------------------
                                                Name: Cheryl L. Laser
                                                Title: Assistant Vice President

                                                                      SCHEDULE A


                         Expected Amortization Schedule

                          Outstanding Principal Balance

----------------------    -----------   -----------    -----------   -----------    -----------   -----------
Payment Date              Class A-1     Class A-2      Class A-3     Class A-4      Class A-5     Class A-6
----------------------    -----------   -----------    -----------   -----------    -----------   -----------
Series Issuance Date..    244,470,272   275,371,325    667,000,000   458,518,647    464,600,000   993,386,331
September 1, 1999.....    201,970,272   275,371,325    667,000,000   458,518,647    464,600,000   993,386,331

March 1, 2000.........    138,085,186   275,371,325    667,000,000   458,518,647    464,600,000   993,386,331
September 1, 2000.....     81,970,272   275,371,325    667,000,000   458,518,647    464,600,000   993,386,331

March 1, 2001.........              0   275,371,325    667,000,000   458,518,647    464,600,000   993,386,331
September 1, 2001.....              0   228,041,597    608,800,000   458,518,647    464,600,000   993,386,331

March 1, 2002.........              0   149,875,299    549,400,000   458,518,647    464,600,000   993,386,331
September 1, 2002.....              0    78,069,747    481,400,000   458,518,647    464,600,000   993,386,331

March 1, 2003.........              0             0    330,200,000   458,518,647    464,600,000   993,386,331
September 1, 2003.....              0             0    161,200,000   387,037,737    464,600,000   993,386,331

March 1, 2004.........              0             0              0   286,885,259    464,600,000   993,386,331
September 1, 2004.....              0             0              0   187,125,557    307,900,000   993,386,331

March 1, 2005.........              0             0              0             0    221,400,000   993,386,331
September 1, 2005.....              0             0              0             0    153,000,000   793,067,814

March 1, 2006.........              0             0              0             0     86,100,000   560,156,375
September 1, 2006.....              0             0              0             0     18,500,000   318,221,391

March 1, 2007.........              0             0              0             0      3,500,000             0
September 1, 2007.....              0             0              0             0              0             0

March 1, 2008.........              0             0              0             0              0             0
September 1, 2008.....              0             0              0             0              0             0



----------------------       -----------    -------------
Payment Date                 Class A-7      Series 1999-A
----------------------       -----------    -------------
Series Issuance Date..       896,653,425    4,000,000,000
September 1, 1999.....       896,653,425    3,957,500,000

March 1, 2000.........       896,653,425    3,893,614,914
September 1, 2000.....       896,653,425    3,837,500,000

March 1, 2001.........       896,653,425    3,755,529,728
September 1, 2001.....       896,653,425    3,650,000,000

March 1, 2002.........       896,653,425    3,512,433,702
September 1, 2002.....       896,653,425    3,372,628,150

March 1, 2003.........       896,653,425    3,143,358,403
September 1, 2003.....       896,653,425    2,902,877,493

March 1, 2004.........       896,653,425    2,641,525,015
September 1, 2004.....       896,653,425    2,385,065,313

March 1, 2005.........       896,653,425    2,111,439,756
September 1, 2005.....       896,653,425    1,842,721,239

March 1, 2006.........       896,653,425    1,542,909,800
September 1, 2006.....       896,653,425    1,233,374,816

March 1, 2007.........       896,653,425      900,153,425
September 1, 2007.....       575,000,000      575,000,000

March 1, 2008.........       280,541,519      280,541,519
September 1, 2008.....                 0                0

                                                                      SCHEDULE B



                           Monthly Allocated Balances


                                                      Monthly Allocated           Monthly Allocated
Monthly Allocation Date                                Interest Balance           Principal Balance
-----------------------                               -----------------           -----------------
April 1, 1999.........................                            0                           0
May 1, 1999...........................                    6,009,682                   2,389,350
June 1, 1999..........................                   23,990,211                   9,538,110
July 1, 1999..........................                   47,877,958                  19,035,482
August 1, 1999........................                   75,613,569                  30,062,701
September 1, 1999.....................                  106,895,807                  42,500,000
October 1, 1999.......................                   27,751,438                  14,510,961
November 1, 1999......................                   49,853,432                  26,067,882
December 1, 1999......................                   68,071,815                  35,594,100
January 1, 2000.......................                   84,809,971                  44,346,321
February 1, 2000......................                  102,815,715                  53,761,352
March 1, 2000.........................                  122,176,816                  63,885,086
April 1, 2000.........................                   20,205,539                   9,415,148
May 1, 2000...........................                   39,848,461                  18,568,135
June 1, 2000..........................                   58,512,822                  27,265,142
July 1, 2000..........................                   77,204,707                  35,974,975
August 1, 2000........................                   97,622,954                  45,489,239
September 1, 2000.....................                  120,426,364                  56,114,914
October 1, 2000.......................                   20,998,609                  14,477,911
November 1, 2000......................                   41,727,971                  28,770,185
December 1, 2000......................                   60,338,386                  41,601,507
January 1, 2001.......................                   77,853,830                  53,677,881
February 1, 2001......................                   97,257,955                  67,056,442
March 1, 2001.........................                  118,888,816                  81,970,272
April 1, 2001.........................                   19,569,765                  17,705,263
May 1, 2001...........................                   38,612,205                  34,933,441
June 1, 2001..........................                   56,693,782                  51,292,303
July 1, 2001..........................                   74,771,743                  67,647,893
August 1, 2001........................                   94,524,850                  85,519,030
September 1, 2001.....................                  116,642,830                 105,529,728
October 1, 2001.......................                   20,379,437                  24,723,174
November 1, 2001......................                   40,718,626                  49,397,522
December 1, 2001......................                   58,984,935                  71,557,170
January 1, 2002.......................                   76,173,040                  92,408,802
February 1, 2002......................                   94,390,685                 114,509,413
March 1, 2002.........................                  113,396,591                 137,566,298
April 1, 2002.........................                   18,414,682                  23,566,531
May 1, 2002...........................                   36,252,431                  46,394,721
June 1, 2002..........................                   53,169,187                  68,044,253
July 1, 2002..........................                   70,065,088                  89,667,096
August 1, 2002........................                   88,532,014                 113,300,487
September 1, 2002.....................                  109,242,841                 139,805,552
October 1, 2002.......................                   17,000,627                  37,126,419
November 1, 2002......................                   35,796,839                  78,174,083
December 1, 2002......................                   53,175,431                 116,125,912
January 1, 2003.......................                   69,647,773                 152,098,647
February 1, 2003......................                   87,017,263                 190,030,598
March 1, 2003.........................                  104,985,335                 229,269,747
April 1, 2003.........................                   16,495,634                  40,554,787
May 1, 2003...........................                   32,468,019                  79,823,158
June 1, 2003..........................                   47,613,606                 117,058,831


                                                      Monthly Allocated           Monthly Allocated
Monthly Allocation Date                                Interest Balance           Principal Balance
-----------------------                               -----------------           -----------------
July 1, 2003..........................                   62,737,890                 154,242,132
August 1, 2003........................                   79,269,816                 194,886,142
September 1, 2003.....................                   97,815,459                 240,480,910
October 1, 2003.......................                   17,175,919                  49,775,147
November 1, 2003......................                   33,496,993                  97,072,984
December 1, 2003......................                   47,868,216                 138,720,231
January 1, 2004.......................                   61,316,125                 177,691,749
February 1, 2004......................                   75,491,001                 218,769,991
March 1, 2004.........................                   90,184,948                 261,352,478
April 1, 2004.........................                   13,824,099                  43,246,494
May 1, 2004...........................                   27,210,422                  85,123,474
June 1, 2004..........................                   39,904,175                 124,833,857
July 1, 2004..........................                   52,580,673                 164,490,264
August 1, 2004........................                   66,436,744                 207,836,778
September 1, 2004.....................                   81,979,464                 256,459,702
October 1, 2004.......................                   14,140,528                  52,537,248
November 1, 2004......................                   27,470,877                 102,064,384
December 1, 2004......................                   39,177,262                 145,557,897
January 1, 2005.......................                   50,123,659                 186,227,778
February 1, 2005......................                   61,667,486                 229,117,328
March 1, 2005.........................                   73,646,984                 273,625,557
April 1, 2005.........................                   10,996,939                  45,311,022
May 1, 2005...........................                   21,646,318                  89,189,981
June 1, 2005..........................                   31,744,783                 130,798,991
July 1, 2005..........................                   41,829,380                 172,350,864
August 1, 2005........................                   52,852,514                 217,769,816
September 1, 2005.....................                   65,217,711                 268,718,517
October 1, 2005.......................                   10,572,276                  55,820,365
November 1, 2005......................                   20,741,140                 109,510,766
December 1, 2005......................                   29,752,969                 157,092,157
January 1, 2006.......................                   38,203,795                 201,711,521
February 1, 2006......................                   47,229,360                 249,365,436
March 1, 2006.........................                   56,783,741                 299,811,439
April 1, 2006.........................                    7,993,400                  52,181,586
May 1, 2006...........................                   15,739,126                 102,746,328
June 1, 2006..........................                   23,081,956                 150,680,939
July 1, 2006..........................                   30,408,503                 198,509,246
August 1, 2006........................                   38,418,715                 250,800,585
September 1, 2006.....................                   47,415,904                 309,534,984
October 1, 2006.......................                    7,187,939                  63,446,989
November 1, 2006......................                   14,026,982                 123,814,324
December 1, 2006......................                   20,063,459                 177,097,512
January 1, 2007.......................                   25,718,561                 227,014,350
February 1, 2007......................                   31,647,444                 279,347,819
March 1, 2007.........................                   37,750,806                 333,221,391
April 1, 2007.........................                    4,668,918                  54,996,347
May 1, 2007...........................                    9,181,118                 108,146,666
June 1, 2007..........................                   13,453,005                 158,466,276
July 1, 2007..........................                   17,707,549                 208,581,610
August 1, 2007........................                   22,361,570                 263,402,471


                                                      Monthly Allocated           Monthly Allocated
Monthly Allocation Date                                Interest Balance           Principal Balance
-----------------------                               -----------------           -----------------

September 1, 2007.....................                   27,603,921                 325,153,425
October 1, 2007.......................                    3,759,860                  62,819,931
November 1, 2007......................                    6,976,457                 116,562,983
December 1, 2007......................                    9,692,137                 161,936,697
January 1, 2008.......................                   12,204,195                 203,908,297
February 1, 2008......................                   14,855,815                 248,211,691
March 1, 2008.........................                   17,623,750                 294,458,481
April 1, 2008.........................                    1,454,140                  47,443,388
May 1, 2008...........................                    2,860,012                  93,311,958
June 1, 2008..........................                    4,190,789                 136,730,466
July 1, 2008..........................                    5,515,533                 179,952,125
August 1, 2008........................                    6,964,860                 227,238,503
September 1, 2008.....................                    8,598,598                 280,541,519

                                                  Exhibit A to Series Supplement


REGISTERED                                                                  $[ ]
No. ______


                       SEE REVERSE FOR CERTAIN DEFINITIONS

                                                                      CUSIP NO.


                  THE PRINCIPAL OF THIS CLASS [ ] TRANSITION BOND WILL BE PAID IN INSTALMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS CLASS [ ] TRANSITION BOND AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.


                          PECO ENERGY TRANSITION TRUST

                    TRANSITION BONDS, SERIES [ ], Class [ ].


Bond                         Original Principal                 Expected Final
Rate                               Amount                        Payment Date
[   ]%                         $[        ]                         [ ], [ ]


     PECO Energy Transition Trust, a statutory business trust organized and existing under the laws of the State of Delaware (herein referred to as the "Issuer"), for value received, hereby promises to pay to the Registered Holder hereof, or registered assigns, the Original Principal Amount shown above in [monthly][quarterly][semi-annual] instalments on the Payment Dates and in the amounts specified on the reverse hereof or, if less, the amounts determined pursuant to Section 8.02(e) of the Indenture, in each year, commencing on the date determined as provided on the reverse hereof and ending on or before the Class [ ] Termination Date, to pay the entire unpaid principal hereof on the Class [ ] Termination Date and to pay interest, at [the Bond Rate shown above][a floating rate calculated as follows [insert formula]], on each [ ] and [ ] or if any such day is not a Business Day, the next succeeding Business Day, commencing on [ ], 1999 and continuing until the earlier of the payment of the principal hereof and the Class [ ] Termination Date (each a "Payment Date"), on the principal amount of this Class [ ] Transition Bond outstanding from time to time. Interest on this Class [ ] Transition Bond will accrue for each Payment Date from the most recent Payment Date on which interest has been paid to but excluding such Payment Date or, if no interest has yet been paid, from [ ], 1999. Interest will be computed on the basis of [a 360-day year of twelve 30-day months] [the actual number of days from the preceeding Payment Date, to but excluding the next Payment Date, divided by 360]. Such principal of and interest on this Class [ ] Transition Bond shall be paid in the manner specified on the reverse hereof.

     The principal of and interest on this Class [ ] Transition Bond are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Class [ ] Transition Bond shall be applied first to interest due and payable on this Class [ ] Transition Bond as provided above and then to the unpaid principal of and premium, if any, on this Class [ ] Transition Bond, all in the manner set forth in Section 8.02(e) of the Indenture.

     Reference is made to the further provisions of this Class [ ] Transition Bond set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Class [ ] Transition Bond.

     Unless the certificate of authentication hereon has been executed by the Bond Trustee whose name appears below by manual signature, this Class [ ] Transition Bond shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Authorized Officer of the Issuer Trustee.

Date:


                          PECO ENERGY TRANSITION TRUST,

                                            by First Union Trust Company,
                                               National Association, not in
                                               its individual capacity but
                                               solely as Issuer Trustee,

                                              by
                                                   ---------------------------
                                                   Name:
                                                   Title:

                  BOND TRUSTEE'S CERTIFICATE OF AUTHENTICATION

Dated:   _______________, 199[ ]

     This is one of the Class [ ] Transition Bonds of the Series [ ] Transition Bonds, designated above and referred to in the within-mentioned Indenture.


                                            THE BANK OF NEW YORK, not in its
                                            individual capacity but solely as
                                            Bond Trustee on behalf of the
                                            Transition Bondholders,

                                              by
                                                    --------------------------
                                                    Authorized Signatory

                          [REVERSE OF TRANSITION BOND]


     This Series [ ], Class [ ] Transition Bond is one of a duly authorized issue of Transition Bonds of the Issuer, designated as its Transition Bonds (herein called the "Transition Bonds"), issued and to be issued in one or more Series, which Series are issuable in one or more Classes, and this Series [ ] Transition Bond, in which this Class [ ] Transition Bond represents an interest, consists of [ ] Classes, including the Class [ ] Transition Bonds (herein called the "Class [ ] Transition Bonds"), all issued and to be issued under an indenture dated as of March 1, 1999, and a series supplement thereto dated as of [ ], [1999] (such series supplement, as supplemented or amended, the "Supplement" and, collectively with such indenture, as supplemented or amended, the "Indenture"), each between the Issuer and The Bank of New York, as Bond Trustee (the "Bond Trustee", which term includes any successor bond trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the Collateral property pledged, the nature and extent of the security, the respective rights, obligations and immunities thereunder of the Issuer, the Bond Trustee and the Holders of the Transition Bonds and the terms and conditions under which additional Transition Bonds may be issued. All terms used in this Class [ ] Transition Bond that are defined in the Indenture, as supplemented or amended, shall have the meanings assigned to them in the Indenture.

     The Class [ ] Transition Bonds, the other Classes of Series [ ] Transition Bonds and any other Series of Transition Bonds issued by the Issuer are and will be equally and ratably secured by the Collateral pledged as security therefor as provided in the Indenture.

     The principal of this Class [ ] Transition Bond shall be payable on each Payment Date only to the extent that amounts in the Collection Account are available therefor, and only until the outstanding principal balance thereof on such Payment Date (after giving effect to all payments of principal, if any, made on such Payment Date) has been reduced to the principal balance specified in the Expected Amortization Schedule which is attached to the Supplement as Schedule A, unless payable earlier either because (i) an Event of Default shall have occurred and be continuing and the Bond Trustee or the Holders of Transition

Bonds representing not less than a majority of the Outstanding Amount of the Transition Bonds of all Series have declared the Transition Bonds to be immediately due and payable in accordance with Section 5.02 of the Indenture,
(ii) [the Issuer, at its option, shall have called for the redemption of the Series [ ] Transition Bonds in whole or from time to time in part pursuant to
Section 10.01 of the Indenture [or][,] (iii)] the Issuer shall have called for the redemption of the Series [ ] Transition Bonds pursuant to Section 10.02 of the Indenture if the Seller is required to pay Liquidated Damages pursuant to
Section 5.01(d) of the Sale Agreement [or [(iii)][(iv)] the Issuer shall have called for the redemption of the Series [ ] Transition Bond in whole or from time to time in part] pursuant to Section [6(a) or] 6(b) of the Supplement]. However, actual principal payments may be made in lesser than expected amounts and at later than expected times as determined pursuant to Section 8.02(e) of the Indenture. The entire unpaid principal amount of this Class [ ] Transition Bond shall be due and payable on the earlier of the Class [ ]Termination Date hereof and the Redemption Date, if any, herefor. Notwithstanding the foregoing, the entire unpaid principal amount of the Transition Bonds shall be due and payable, if not then previously paid, on the date on which an Event of Default shall have occurred and be continuing and the Bond Trustee or the Holders of the Transition Bonds representing not less than a majority of the Outstanding Amount of the Transition Bonds have declared the Transition Bonds to be immediately due and payable in the manner provided in Section 5.02 of the Indenture. All principal payments on the Class [ ] Transition Bonds shall be made pro rata to the Class [ ] Transition Bondholders entitled thereto based on the respective principal amounts of the Class [ ] Transition Bonds held by them.

     Payments of interest on this Class [ ] Transition Bond due and payable on each Payment Date, together with the instalment of principal or premium, if any, due on this Class [ ] Transition Bond on such Payment Date shall be made by check mailed first-class, postage prepaid, to the Person whose name appears as the Registered Holder of this Class [ ] Transition Bond (or one or more Predecessor Transition Bonds) in the Transition Bond Register as of the close of business on the Record Date or in such other manner as may be provided in the Supplement, except that with respect to Class [ ] Transition Bonds registered on the Record Date in the name of a Clearing Agency, payments will be made by wire transfer in immediately available funds to the account designated by such Clearing Agency and except for the final instalment of principal and premium, if any, payable with respect to this Class
[ ] Transition Bond on a Payment Date which shall be payable as provided below. Such checks shall be mailed to the Person entitled thereto at the address of such Person as it appears in the Transition Bond Register as of the applicable Record Date without requiring that this Class [ ] Transition Bond be submitted for notation of payment. Any reduction in the principal amount of this Class [ ] Transition Bond (or any one or more Predecessor Transition Bonds) effected by any payments made on any Payment Date shall be binding upon all future Holders of this Class [ ] Transition Bond and of any Class [ ] Transition Bond issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. If funds are expected to be available, as provided in the Indenture, for payment in full of the then remaining unpaid principal amount of this Class [ ] Transition Bond on a Payment Date, then the Bond Trustee, in the name of and on behalf of the Issuer, will notify the Person who was the Registered Holder hereof as of the second preceding Record Date to such Payment Date by notice mailed no later than five days prior to such final Payment Date and shall specify that such final instalment will be payable to the Registered Holder hereof as of the Record Date immediately preceding such final Payment Date and only upon presentation and surrender of this Class [ ] Transition Bond and shall specify the place where this Class [ ] Transition Bond may be presented and surrendered for payment of such instalment.

     The Issuer shall pay interest on overdue instalments of interest on this Class [ ] Transition Bond at the Class [ ] Bond Rate to the extent lawful.

     As provided in the Indenture, [the Class [ ] Transition Bonds may be redeemed, in whole or from time to time in part, at the option of the Issuer on any Redemption Date at the Redemption Price. In addition, as provided in the Indenture,] if the Seller is required to pay Liquidated Damages pursuant to
Section 5.01(d) of the Sale Agreement, the Issuer will be required to redeem all outstanding Series of Transition Bonds, including the Class [ ] Transition Bonds, on the Liquidated Damages Redemption Date. [The Issuer will also be required to redeem the Class [ ] Transition Bonds in certain circumstances as provided in Sections 6(a) and 6(b) of the Supplement.]

     As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Class [ ] Transition Bond may be registered in the Transition Bond Register upon surrender of this Class [ ] Transition Bond for registration of transfer at the office or agency designated by the Issuer pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bond Trustee duly executed by the Holder hereof or his attorney duly authorized in writing, with such signature guaranteed by an Eligible Guarantor Institution, and thereupon one or more new Class [ ] Transition Bonds of any Authorized Initial Denominations and in the same aggregate initial principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Class [ ] Transition Bond, but the transferor may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange.

     Each Class [ ] Transition Bondholder, by acceptance of a Class [ ] Transition Bond, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Bond Trustee on the Class [ ] Transition Bonds or under the Indenture or any certificate or other writing delivered in connection herewith or therewith, against (i) any owner of a beneficial interest in the Issuer or (ii) any partner, owner, beneficiary, agent, officer, director or employee of the Bond Trustee, any holder of a beneficial interest in the Issuer or the Bond Trustee or of any successor or assign of the Bond Trustee, except as any such Person may have expressly agreed (it being understood that all of the Bond Trustee's obligations are in its individual capacity).

     Prior to the due presentment for registration of transfer of this Class [ ] Transition Bond, the Issuer, the Bond Trustee and any agent of the Issuer or the Bond Trustee may treat the Person in whose name this Class [ ] Transition Bond is registered (as of the day of determination) as the owner hereof for the purpose of receiving payments of principal of and premium, if any, and interest on this Class [ ] Transition Bond and for all other purposes whatsoever, whether or not this Class [ ] Transition Bond be overdue, and neither the Issuer, the Bond

Trustee nor any such agent shall be affected by notice to the contrary.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Transition Bonds under the Indenture at any time by the Issuer with the consent of the Holders of Transition Bonds representing a majority of the Outstanding Amount of all Transition Bonds at the time Outstanding of each Series or Class to be affected. The Indenture also contains provisions permitting the Holders of Transition Bonds representing specified percentages of the Outstanding Amount of the Transition Bonds of all Series, on behalf of the Holders of all the Transition Bonds, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Class [ ] Transition Bond (or any one of more Predecessor Transition Bonds) shall be conclusive and binding upon such Holder and upon all future Holders of this Class [ ] Transition Bond and of any Class [ ] Transition Bond issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Class [ ] Transition Bond. The Indenture also permits the Bond Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Transition Bonds issued thereunder.

     The term "Issuer" as used in this Class [ ] Transition Bond includes any successor to the Issuer under the Indenture.

     The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Bond Trustee and the Holders of Transition Bonds under the Indenture.

     The Class [ ] Transition Bonds are issuable only in registered form in Authorized Initial Denominations as provided in the Indenture and the Supplement, subject to certain limitations therein set forth.

     This Class [ ] Transition Bond, the Indenture and the Supplement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.

     No reference herein to the Indenture and no provision of this Class [ ] Transition Bond or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Class [ ] Transition Bond at the times, place, and rate, and in the coin or currency herein prescribed.

                                                                              11
                                   ASSIGNMENT


Social Security or taxpayer I.D. or other identifying number of assignee

_______________________

                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________________________________________

______________________________________________________________________________
                         (name and address of assignee)

the within Class [ ] Transition Bond and all rights thereunder, and hereby irrevocably constitutes and appoints
_____________________________________________________________________________,
attorney, to transfer said Class [ ] Transition Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated:                                                                       *
      -----------------                 --------------------------------------
                                        Signature Guaranteed:

-----------------------                 --------------------------------------

----------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Class [ ] Transition Bond in every particular, without alteration, enlargement or any change whatsoever.